Exhibit 99.1
JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of October 10, 2008, is by and among The California Capital Limited Partnership, Themba LLC, The Themba 2005 Trust I, The Themba 2005 Trust II, The California Capital Trust, Patrick Soon-Shiong, and Steven H. Hassan (the foregoing are collectively referred to herein as the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G or 13D (and any amendments thereto) with respect to shares of Common Stock, par value $0.01 per share, of Maguire Properties, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any and all amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

                                                      October 10, 2008
(Date)

                                THE CALIFORNIA CAPITAL LIMITED PARTNERSHIP

By: Themba LLC
Its general partner

By:     /s/ Steven H. Hassan
Steven H. Hassan, Manager

THEMBA LLC

By:          /s/ Steven H. Hassan
Steven H. Hassan, Manager

THE THEMBA 2005 TRUST I

By:         /s/ Steven H. Hassan
Steven H. Hassan, Trustee

THE THEMBA 2005 TRUST II

By:         /s/ Steven H. Hassan
Steven H. Hassan, Trustee

THE CALIFORNIA CAPITAL TRUST

By:         /s/ Steven H. Hassan
Steven H. Hassan, Trustee

PATRICK SOON-SHIONG

By:         /s/ Patrick Soon-Shiong
    Patrick Soon-Shiong, individually

STEVEN H. HASSAN

By:         /s/ Steven H. Hassan
Steven H. Hassan, individually